Exhibit 10.37

Clive Warshaw Compensation Summary

In September 2004, the Compensation Committee of our Board of Directors approved increases in the compensation of Clive Warshaw, our Chairman of the Board, so that, effective July 1, 2004, Mr. Warshaw would receive, in addition to his $25,000 annual salary, an annual consulting fee of $30,000 and, effective January 1, 2004, he would receive meeting fees of $1,500 for each meeting of the Board of Directors attended by Mr. Warshaw.